The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161050

Subject to Completion. Dated September 21, 2009.

Prospectus Supplement to Prospectus dated September 11, 2009.

18,000,000 Shares

Louisiana-Pacific Corporation

Common Stock

Louisiana-Pacific Corporation is offering 18,000,000 shares of common stock to be sold in the offering.

The common stock is listed on the New York Stock Exchange under the symbol “LPX”. The last reported sale price of the common stock on September 18, 2009 was $7.48 per share.

See “Risk Factors” on page S-8 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Louisiana-Pacific	$	$

To the extent that the underwriters sell more than 18,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 2,700,000 shares from Louisiana-Pacific Corporation at the initial price to public less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on September     , 2009.

Sole Bookrunner

Goldman, Sachs & Co.

Co-Managers

UBS Investment Bank	RBC Capital Markets

Prospectus Supplement dated September     , 2009.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or incorporated by reference into the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated or deemed incorporated herein or therein is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or such documents, as applicable.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, unless the context requires otherwise, references to “we”, “our”, “us”, “Louisiana-Pacific”, “LP”, and the “Company” are to Louisiana-Pacific Corporation and all of its subsidiaries that are consolidated under accounting principles generally accepted in the United States of America.

This document is in two parts. The first part is this prospectus supplement, which describes the offering of shares of our common stock. This first part also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about our Company and securities we may offer from time to time, some of which may not apply to this offering of securities. If the information varies between this prospectus supplement and the accompanying prospectus, or any document incorporated by reference therein, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained in, incorporated or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide information different from that contained in, incorporated or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus to which it relates or the documents incorporated or deemed incorporated herein or therein is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or such documents, as applicable.

This prospectus supplement and the accompanying prospectus are not an offer to sell any security other than shares of our common stock and are not soliciting an offer to buy any security other than these securities. This prospectus supplement and the accompanying prospectus are not an offer to sell shares of our common stock to any person, and they are not soliciting an offer from any person to buy these securities, in any jurisdiction where the offer or sale to that person is not permitted.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about our company and the offering. This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the securities. For a more complete understanding of our company and this offering, you should read this entire prospectus supplement and the accompanying prospectus, carefully, including the risk factors and the financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Our fiscal year ends on December 31. Data in this summary is as of December 31, 2008 unless indicated otherwise.

Our Company

Our company, founded in 1973 and headquartered in Nashville, Tennessee, is a leading manufacturer of building products. As of December 31, 2008, we had approximately 4,700 employees. We currently own 23 strategically located facilities in the U.S. and Canada. We also own two facilities in Chile and a 75% ownership interest in a Brazilian facility. We also own three facilities through joint ventures, for which we are the exclusive provider of product distribution for North America. Additionally, we participate in a joint venture operation that produces cellulose insulation. Our focus is on delivering innovative, high-quality commodity and specialty building products to retail, wholesale, homebuilding and industrial customers. Our products are used primarily in new home construction, repair and remodeling, and manufactured housing.

We operate in three primary segments: Oriented Strand Board (OSB); Siding; and Engineered Wood Products (EWP); and also have a category that includes all other products.

OSB—Sales for the year ended December 31, 2008 were $622 million or 45% of total net sales

Our OSB segment manufactures and distributes OSB structural panel products. OSB is an innovative, affordable and environmentally smart product made from wood strands arranged in layers and bonded with resin. We believe we are the largest and one of the most efficient producers of OSB in North America. According to Resource International Systems, Inc (“RISI”), North American OSB structural panel consumption in 2008 totaled approximately 18.5 billion square feet. Based upon our production in 2008 of 3.7 billion square feet (including the production of our Peace Valley joint venture OSB mill with Canfor Corporation), we accounted for approximately 20% of the North American OSB market. We own 12 OSB plants in North America with an annual capacity of 5,660 million square feet, 3/8” basis. In addition, our OSB segment presently sells 100% of the volume manufactured at a Canadian OSB plant owned by our Peace Valley joint venture. That plant has an annual capacity of 820 million square feet, 3/8” basis.

Siding—Sales for the year ended December 31, 2008 were $424 million or 31% of total net sales

Our siding offerings fall into two categories: SmartSide® siding products and related accessories; and Canexel siding and accessory products. Our SmartSide® products consist of a full line of wood-based sidings, trim, soffit and fascia. These products have quality and performance characteristics similar to solid wood at more attractive prices due to lower raw material and production costs. Our Canexel siding and other accessory product offerings include a number of lap, panel and trim products in a variety of patterns and textures. Our Canexel products, which are predominately offered in Canada and export markets, provide performance characteristics similar to our SmartSide® siding but are pre-finished, thereby offering end-users added convenience. Through our research and development efforts, we continually strive to optimize our siding products and features. Additionally, we believe we are one of the leading wood composite exterior cladding producers in North America. Our SmartSide® siding and specialty plants have an annual capacity of 1,220 million square feet, 3/8” basis. Our Canexel plant has an annual capacity of 100 million square feet, 3/8” basis.

EWP—Sales for the year ended December 31, 2008 were $235 million or 17% of total net sales

Our Engineered Wood Products (EWP) segment manufactures and distributes I-joists and laminated veneer lumber (LVL) and other related products. In 2008, we completed the construction of a laminated strand lumber facility (LSL) in Houlton, Maine. We believe that in North America we are one of the top three producers (including our JV production) of I-joists, LVL and LSL. A plywood mill associated with our LVL operations in British Columbia is also included in this segment. We believe that our engineered I-joists, which are used primarily in residential and commercial flooring and roofing systems and other structural applications, are stronger, lighter and straighter than conventional lumber joists. Our LVL and LSL are high-grade, value-added structural products used in applications where extra strength and quality is required, such as headers and beams. It is also used, together with OSB and lumber, in the manufacture of engineered I-joists.

Our I-joist plant has an annual capacity of 80 million lineal feet. In addition, our 50/50 joint venture with AbitibiBowater Inc. owns a plant in St. Prime, Quebec and a plant in LaRouche, Quebec. The combined annual production capacity of these facilities is 140 million lineal feet. Our LVL plants have an annual capacity of 9.4 million cubic feet. Additionally, we have a sales and marketing agreement with an LVL manufacturer whose plant capacity is four million cubic feet. Our LSL plant has an annual capacity of seven million cubic feet.

Other Products—Sales for the year ended December 31, 2008 were $96 million or 7% of total net sales

Our other products category includes our decorative molding, South American operations and our joint venture that produces cellulose insulation. Additionally, our other products category includes our remaining timber and timberlands, and other minor products, services and closed operations.

Our Industry

Our building products are used in the construction of new residential housing, including single-family, multi-family and manufactured homes, the repair and remodeling of existing housing, light industrial and commercial construction. Our products include structural panels used in sidewall sheathing, floor underlayment and roof decking, such as OSB and EWP.

Structural panels are manufactured from both OSB and plywood. OSB serves many of the same uses as unsanded plywood, including roof decking, sidewall sheathing and floor underlayment, but can be produced at a lower cost. In the past decade, land use regulations, endangered species and environmental concerns have resulted in reduced supplies and higher costs for domestic timber, causing many plywood mills to close or divert their production to other uses. OSB has replaced most of the volume lost from these mills. According to RISI, OSB accounted for approximately 61% of North American structural panel demand in 2008 with plywood accounting for the remainder.

Historically, building products consumption has been correlated to the level of residential construction. The U.S. Census Bureau reported that actual single-family and multi-family housing starts were approximately 48% lower for the first half of 2009 than for the first half of 2008 and approximately

33% lower for 2008 than for 2007. These reductions were caused, in part, by an increase in the inventory of homes for sale, a more restrictive mortgage market and a slowing economy. While near term residential construction is constrained in the U.S., we believe that positive long-term fundamentals persist. Increased immigration, the changing age distribution of the population, additional minority home ownership and historically low interest rates are expected to lead to more house construction.

Demand for building products is also driven by remodeling and repair activity, which is affected by the size and the age of the existing housing stock. The U.S. experienced some of its highest levels of housing starts during the 1970s and 1980s leading to a significant supply of homes with an age of 25 to 35 years today. Homes in this age range have experienced some of the highest per home expenditure rates on remodeling and repair.

Our Strengths

We believe our principal strengths include the following:

•

Leading Market Positions.     We are an industry leader in building products. We believe we are the number one North American OSB producer with an approximate 23% market share based upon current capacity in the marketplace. We believe we have the number one position in solid-sawn I-joist and number three overall position in EWP. Also, we believe that we are one of the largest producers of engineered wood siding. We believe our leading market positions and favorable cost structure give us an advantage over many of our competitors.

•

State of the Art Facilities and Lower Cost Producer.     We have made significant capital investments in each of our strategic business segments, which we believe have resulted in our facilities ranking among the most cost-competitive facilities in the industry. Over the three years ended December 31, 2008, we have spent approximately $750 million on new plants and to augment and upgrade our facilities, invest in joint ventures and purchase a 75% interest in an OSB mill in Brazil. We believe these investments have enabled us to become a leading low-cost supplier of building products to our customers and will result in a lower level of capital expenditures for facility maintenance and upgrades in the future. The efficiency of our manufacturing facilities is augmented by our national scope and geographic proximity to our customers, which enable us to rank among the most competitive suppliers of OSB in the industry based on average delivered-cost. In addition, our management team has demonstrated a commitment to streamlining our product offerings and focusing our manufacturing assets on key, high-margin products where we believe we have a competitive advantage.

•

Significant Scale.     We own 15 OSB facilities in North and South America, with eight facilities in the U.S., four facilities in Canada, two facilities in Chile and one facility in Brazil. In addition, our OSB segment presently sells 100% of the volume manufactured at a Canadian OSB plant owned by our Peace Valley joint venture. Our scale enables us to benefit from significant efficiencies that result from high volume production runs and to employ and implement best practices and process improvements across all of our mills. We believe our geographic diversity allows us to be more efficient with respect to order fulfillment and shipping and distribution of finished products. Our scale also enables us to serve national customers, such as Home Depot and Lowe’s, in a variety of end markets, including retail home centers, wholesale distribution companies, building materials professional dealers, manufactured housing producers and industrial manufacturers. We believe that our ability to provide high quality service on a national scale to each of these customers is a significant competitive advantage.

•

Strong Cash Flow Generation Potential.     We maintain a low cost position and a disciplined capital expenditure program. We have historically generated strong cash flow from operations. Over the ten-year period ended December 31, 2008, our business has generated, on average, $244 million per year in net cash from operating activities.

•

Healthy Balance Sheet and Liquidity.     The management team has been very focused on taking appropriate actions to increase liquidity and improve financial flexibility. Operating initiatives have included: curtailing mill production based on cash generation; strategic pricing; selling non-core assets; and organization right sizing.

Our Strategy

As a leading supplier of homebuilding materials, we believe that the homebuilding products industry presents significant growth opportunities over the long run and we intend to continue pursuing these opportunities by delivering innovative, high-quality commodity and specialty building products to retail, wholesale, homebuilding and industrial customers. We believe that we can continue to enhance our success by implementing the following core business strategies:

•

Strategically Position Businesses for a Recovery in New Home Construction and Repair and Remodeling Activities.     We continue to strategically invest in our operations with the goal of maximizing profitability during a recovery in the new home construction and repair and remodeling markets. In 2008 we completed the construction of our Clarke County, Alabama, and Lautaro, Chile, OSB mills and our Houlton, Maine, LSL facility and our investment to obtain a 75% ownership interest in a Brazilian OSB facility. The addition of these mills will enable us to continue to manage our low cost structure, grow internationally and satisfy demand for our products. We have also aggressively focused our sales and marketing efforts with the purpose of generating more sales of our products consumed per housing start.

•

Improve Operating Efficiencies and Continue Focus on Cost Reductions and Improvements Throughout the Organization.     We continue to improve the cost structure of our facilities through our Lean Six Sigma efforts, the sale or closure of underperforming mills and manufacturing facilities, as well as investing in technology. We also employ a strategy of curtailing production at selected facilities when appropriate to more closely match our production to the demand for our products. Given these initiatives and the strategic locations of many of our facilities, we believe that we are one of the lowest average delivered-cost producers of OSB in North America. We have also structured our management teams along product lines to enhance our ability to implement best manufacturing practices across operations. We plan to continue to selectively invest in new technologies that modernize our manufacturing facilities and develop improved manufacturing processes.

•

Generate Sales Growth through Customer Focus and Innovation.     Our marketing efforts target builders and major home improvement retailers and focus on the features of our products. Our sales efforts target customers by channel and focus on providing these customers with quality service and a broad array of traditional and specialty building products. Our facilities are strategically located in the U.S., Canada and South America, allowing us to be closer to our customers and more responsive to end-user needs and trends. Through this focus on quality service, we continue to enhance our reputation for accurate deliveries on a timely basis. In addition, we continually seek to identify new specialty building products and markets where we can utilize our core competencies in the design, manufacturing and marketing of building products.

•	Continue to Grow International Business and Diversify Geographic Revenue Mix. We currently own two OSB mills in Chile (one of the mills also manufactures siding products). We also have a 75% ownership interest in a Brazilian OSB mill, with plans to acquire the remaining 25% ownership stake in this mill. Our mills in Chile and Brazil currently produce all of the OSB manufactured in South America. Housing investment is projected to more than double in Brazil in the next 20 plus years driven by strong population growth and deregulation in the financing system that supports the housing market. Our investments in South America will help us continue to satisfy the growing demand for structural panels in South America to support the growth of affordable housing. Additionally, we expect North and South America to be net exporters of structural panel products to Asia and other parts of the world.

•

Pursue Selected Strategic Transactions.     On an ongoing basis we evaluate various opportunities to participate in acquisitions of assets, businesses and activities that complement our existing business. We believe that our pursuit of these opportunities, if successful, could enable us to substantially increase the size and scope of our businesses, or of our joint ventures and other alliances.

Recent Developments

Set forth below for each of our operating segments are our estimates of ranges of operating income (loss) for the third quarter of 2009 and our actual operating income (loss) for the third quarter of 2008:

	Q3 2009 Estimated Range			Q3 2008 Actual
	(dollars in millions)			(dollars in millions)
Operating income (loss)
Oriented Strand Board	$(10.0)	—	$(8.0)	$(27.7)
Siding	$14.0	—	$16.0	$4.6
Engineered Wood Products	$(10.0)	—	$(8.0)	$(11.0)

We anticipate significant improvement in operating income (loss) in each segment over the prior year. Despite a reduction in net sales in the third quarter of 2009 as compared to the third quarter of 2008, we have benefited from reduced raw material costs in all businesses and have implemented significant cost savings initiatives which reduced our manufacturing costs.

•

In our Oriented Strand Board (OSB) segment, we have taken significant downtime to better match supply and demand. Additionally, we have implemented flexible manufacturing schedules which have allowed us to reduce manufacturing overhead at the reduced production levels. As of September 14, 2009, average North Central 7/16” pricing for the third quarter of 2009 as reported by Random Lengths is approximately 11% lower than for the third quarter of 2008. For the third quarter of 2009 as compared to the third quarter of 2008, we expect sales volumes to be lower by approximately 25%.

•

In our Siding segment, we have exited an unprofitable line of business and reduced associated staffing. Additionally, we have reduced our shifting patterns at our Smart Side facilities which have allowed us to reduce our manufacturing overhead. For the third quarter of 2009 as compared to the third quarter of 2008, we expect sales volumes to be lower by approximately 15%, with sales prices flat to slightly down.

•

In our Engineered Wood Products (EWP) segment, for the third quarter of 2009 as compared to the third quarter of 2008, we expect sales volumes to be lower by approximately 15% in both I-Joist and LVL/LSL and sales prices to be down approximately 5%. Demand in this segment tracks closely to housing starts.

The estimates set forth above are based on information available to our management as of the date of this prospectus supplement and are not guarantees of future performance. The estimates are forward-looking statements and are subject to the risks, uncertainties and other factors described under “Forward-Looking Statements” on page 4 of the accompanying prospectus. You should consider these estimates together with our historical financial statements and the accompanying notes and other information incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information under “Risk Factors” on page S-7 of this prospectus supplement. We do not intend to update the estimates set forth above and disclaim any obligation to do so.

Additionally, during the third quarter of 2009 we repurchased approximately $13.3 million of our 8.875% Senior Notes due 2010 using cash on hand.

Corporate Information

Louisiana-Pacific Corporation is a Delaware corporation. Our executive offices are located at 414 Union Street, Suite 2000, Nashville, Tennessee 37219, and our telephone number at that location is (615) 986-5600. Our website address is www.lpcorp.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, you should read the section of the accompanying prospectus entitled “Description of Capital Stock”.

Issuer	Louisiana-Pacific Corporation (“LPX”).

Securities Offered	18,000,000 shares of our common stock (20,700,000 shares if the underwriters elect to purchase 2,700,000 additional shares from us in this offering).

Common Stock Outstanding Prior to the Offering	104,767,300 shares

Common Stock Outstanding After the Offerings	122,767,300 (125,467,300 if the underwriters elect to purchase 2,700,000 additional shares from us in this offering).

Use of Proceeds	We intend to use net proceeds from this offering for general corporate purposes and to repay debt, including to redeem a portion of our outstanding 13% senior secured notes due 2017. See “Use of Proceeds.”

Except as otherwise indicated herein, the information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock is based on 104,767,300 shares of common stock outstanding as of September 21, 2009, including vested and unvested shares of restricted stock, and excluding the following shares of common stock:

•	1,042,067 shares of common stock issuable upon the exercise of stock options outstanding as of September 21, 2009, with a weighted-average exercise price of $18.07 per share;

•

Up to 5,570,110 shares of common stock issuable upon the exercise of stock settled stock appreciation rights outstanding as of September 21, 2009, with a weighted-average exercise price of $13.32 per share;

•	580,055 shares of common stock issuable upon the vesting of restricted stock units outstanding as of September 21, 2009;

•

7,002,786 and 537,328 shares of common stock reserved as of September 21, 2009 for future awards under our Amended and Restated 1997 Incentive Stock Award Plan and Amended and Restated 1992 Non-Employee Director Stock Option Plan, respectively; and

•

Up to 17,169,565 shares of common stock issuable from time to time upon the exercise of warrants outstanding as of September 21, 2009, which are subject to mandatory cashless exercise and have an exercise price of $1.39 per share.

RISK FACTORS

You should carefully consider the following risks, as well as other information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, before investing in the common stock. The risks described below are not the only risks we face. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks or uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or a substantial part of your investment.

Risks Relating to Our Business

Cyclical industry conditions and commodity pricing have adversely affected and may continue to adversely affect our financial condition and results of operations.

Our operating results reflect the general cyclical pattern of the building products industry. Demand for our products correlates to a significant degree to the level of residential construction activity in North America, which historically has been characterized by significant cyclicality. This cyclicality is influenced by a number of factors, including the supply of new and existing homes on the market, which are currently at above average levels, the level of unemployment, which has been increasing over the last year, longer-term interest rates, which in recent years have been at relatively low levels, the availability of mortgage financing, which has recently declined, and mortgage foreclosure rates which are accelerating. A significant increase in longer-term interest rates, a prolonged decline in the availability of mortgage financing, or the occurrence of other events that reduce levels of residential construction activity, could have a material adverse effect on our financial condition, results of operations and cash flows. Our primary product, OSB, and a significant portion of our raw materials are globally traded commodity products. In addition, our products are subject to competition from manufacturers worldwide. Historical prices for our products have been volatile, and we, like other participants in the building products industry, have limited influence over the timing and extent of price changes for our products. Product pricing is significantly affected by the relationship between supply and demand in the building products industry. Product supply is influenced primarily by fluctuations in available manufacturing capacity. Demand is affected by the state of the economy in general and a variety of other factors. The level of new residential construction activity and home repair and remodeling activity primarily affects the demand for our building products. Demand is also subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions and other factors. We are not able to predict with certainty market conditions and selling prices for our products. In this competitive environment with so many variables for which we do not control, we cannot assure you that prices for our products will not decline from current levels. A prolonged and severe weakness in the markets for one or more of our principal products, particularly OSB, could seriously harm our financial condition and results of operations and our ability to satisfy our cash requirements, including the payment of interest and principal on our debt.

We have a high degree of product concentration.

OSB accounted for about 36% of our sales in the first six months of 2009, 45% of our sales in 2008 and 48% of our sales in 2007, and we expect OSB sales to continue to account for a substantial portion of our revenues and profits in the future. Concentration of our business in the OSB market further increases our sensitivity to commodity pricing and price volatility. In this competitive environment with so many variables for which we do not control, we cannot assure you that pricing for OSB or our other products will not decline from current levels.

Intense competition in the building products industry could prevent us from increasing or sustaining our net sales and profitability.

The markets for our products are highly competitive. Our competitors range from very large, fully integrated forest and building products firms to smaller firms that may manufacture only one or a few types of products. We also compete less directly with firms that manufacture substitutes for wood building products. Many of our competitors have greater financial and other resources than we do, and certain of the mills operated by our competitors may be lower-cost producers than the mills operated by us.

Our results of operations may be harmed by potential shortages of raw materials and increases in raw material costs.

The most significant raw material used in our operations is wood fiber. We currently obtain about 74% of our wood fiber requirements in the open market. Wood fiber is subject to commodity pricing, which fluctuates on the basis of market factors over which we have no control. In addition, the cost of various types of wood fiber that we purchase in the market has at times fluctuated greatly because of governmental, economic or industry conditions. In addition to wood fiber, we also use a significant quantity of various resins in our manufacturing processes. Resin product costs are influenced by changes in the prices or availability of raw materials used to produce resins, primarily petroleum products, as well as demand for and availability of resin products. Selling prices of our products have not always increased in response to raw material cost increases. We are unable to determine to what extent, if any, we will be able to pass any future raw material cost increases through to our customers through product price increases. Our inability to pass increased costs through to our customers could have a material adverse effect on our financial condition, results of operations and cash flows.

Many of the Canadian forestlands also are subject to the constitutionally protected treaty or common-law rights of the aboriginal peoples of Canada. Most of British Columbia is not covered by treaties and, as a result, the claims of British Columbia’s aboriginal peoples relating to forest resources are largely unresolved, although many aboriginal groups are actively engaged in treaty discussions with the governments of British Columbia and Canada. Final or interim resolution of claims brought by aboriginal groups are expected to result in additional restrictions on the sale or harvest of timber and may increase operating costs and affect timber supply and prices in Canada. It is possible that, over the long term, such claims could have an adverse effect on our business, financial condition and results of operations.

Our operations require substantial capital.

Capital expenditures for expansion or replacement of existing facilities or equipment or to comply with future changes in environmental laws and regulations may be substantial. Although we maintain our production equipment with regular periodic and scheduled maintenance, we cannot assure you that key pieces of equipment in our various production processes will not need to be repaired or replaced or that we will not incur significant additional costs associated with environmental compliance. The costs of repairing or replacing such equipment and the associated downtime of the affected production line could have a material adverse effect on our financial condition, results of operations and cash flow. If for any reason we are unable to provide for our operating needs, capital expenditures and other cash requirements on economic terms, we could experience a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to significant environmental regulation and environmental compliance expenditures and liabilities.

Our businesses are subject to many environmental laws and regulations, particularly with respect to discharges of pollutants and other emissions on or into land, water and air, and the disposal and remediation of hazardous substances or other contaminants and the restoration and reforestation of timberlands. Compliance with these laws and regulations is a significant factor in our business. We have incurred and expect to continue to incur significant expenditures to comply with applicable environmental laws and regulations. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions.

Some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger compliance requirements that are not applicable to operating facilities. Consequently, we cannot assure you that existing or future circumstances or developments with respect to contamination will not require significant expenditures by us.

We are involved in various environmental matters, product liability and other legal proceedings. The outcome of these matters and proceedings and the magnitude of related costs and liabilities are subject to uncertainties.

The conduct of our business involves the use of hazardous substances and the generation of contaminants and pollutants. In addition, the end-users of many of our products are members of the general public. We currently are and from time to time in the future will be involved in a number of environmental matters and legal proceedings, including legal proceedings involving anti-trust, warranty or non-warranty product liability claims, negligence and other claims, including claims for wrongful death, personal injury and property damage alleged to have arisen out of the use by others of our or our predecessors’ products or the release by us or our predecessors of hazardous substances. Environmental matters and legal matters and proceedings, including class action settlements relating to certain of our products, have in the past caused and in the future may cause us to incur substantial costs. We have established contingency reserves in our consolidated financial statements with respect to the estimated costs of existing environmental matters and legal proceedings to the extent that our management has determined that such costs are both probable and reasonably estimable as to amount. However, such reserves are based upon various estimates and assumptions relating to future events and circumstances, all of which are subject to inherent uncertainties. We regularly monitor our estimated exposure to environmental and litigation loss contingencies and, as additional information becomes known, may change our estimates significantly. However, no estimate of the range of any such change can be made at this time. We may incur costs in respect of existing and future environmental matters and legal proceedings as to which no contingency reserves have been established. We cannot assure you that we will have sufficient resources available to satisfy the related costs and expenses associated with these matters and proceedings.

The valuation of our investment in auction-rate securities (ARS) is subject to uncertainties that are difficult to predict.

With the liquidity issues experienced in global credit and capital markets, the ARS held by us have experienced multiple failed auctions as the amount of securities submitted for sale has exceeded the amount of purchase orders. Given the failed auctions, the values of our ARS have been adversely affected. Factors that may further impact the valuation of our ARS include changes to credit ratings of the securities as well as to the underlying assets supporting those securities, rates of default of the underlying assets, underlying collateral value, discount rates, counterparty risk and ongoing strength and quality of market credit and liquidity. If uncertainties in the credit and capital markets continue, these markets deteriorate further or we experience additional ratings downgrades on any investments in our portfolio (including our ARS), we may incur additional impairments to our investment portfolio, which could negatively affect our financial condition, results of operations and cash flows.

Settlements of tax exposures may exceed the amounts we have established for known estimated tax exposure, and the tax refund amounts we receive may be received in an amount less than, and at a time later than, our estimates, if at all.

We maintain reserves for known estimated tax exposures in federal, state and international jurisdictions and uncertain tax positions. Significant income tax exposures may include potential challenges to intercompany pricing, the treatment of financing, acquisition and disposition transactions, the use of hybrid entities and other matters. These exposures are settled primarily through the closure of audits with the taxing jurisdictions and, on occasion, through the judicial process, either of which may produce a result inconsistent with past estimates. We believe that we have established appropriate reserves for estimated exposures; however, if actual results differ materially from our estimates we could experience a material adverse effect on our financial condition, results of operations and cash flows.

Fluctuations in foreign currency exchange rates could result in currency exchange losses.

A significant portion of our operations are conducted through foreign subsidiaries. The functional currency for our Canadian subsidiary is the U.S. dollar. The financial statements of this foreign subsidiary are remeasured into U.S. dollars using the historical exchange rate for property, plant and equipment, timber and timberlands, goodwill, equity and certain other non-monetary assets and liabilities and related depreciation and amortization on these assets and liabilities. These transaction gains or losses are recorded in foreign exchange gains (losses) in the income statement. The functional currency of our Chilean subsidiary is the Chilean peso and the functional currency in our Brazil subsidiary is the Brazilian real. Translation adjustments, which are based upon the exchange rate at the balance sheet date for assets and liabilities and the weighted average rate for the income statement, are recorded in the Accumulated Comprehensive Income (Loss) section of Stockholders’ Equity. Therefore, a strengthening of the Canadian dollar, the Chilean peso or the Brazilian real relative to the U.S. dollar may have a material adverse effect on our financial condition and results of operations.

We may be unable to service our indebtedness, to refinance our indebtedness or to fund our other liquidity needs.

Our ability to make scheduled payments on and to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors, including the availability of financing in the banking and capital markets as well as the other risks described herein. In particular, demand for our products correlates to a significant degree to the level of residential construction activity in North America, which historically has been characterized by significant cyclicality. According to the U.S. Census Bureau, single-family and multi-family housing starts for the first half of 2009 were approximately 48% lower than the same period of 2008. This reduced level of building has been caused, in part, by an increase in the inventory of homes for sale, a more restrictive mortgage market and a slowing economy. Home building activity is unlikely to improve until the number of homes available for sale is reduced and the rate of home purchases increases. We have experienced significant losses from operations and significant net cash used in operating activities in recent periods and expect to continue to experience such losses and net cash uses pending improvement in the factors referred to above. We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, to refinance our debt or to fund our other liquidity needs. If we are unable to service our debt obligations or to fund our other liquidity needs, we could be forced to curtail our operations, reorganize our capital structure or liquidate some or all of our assets in a manner that could cause the holders of our securities to experience a partial or total loss of their investment in us.

Execution of our business strategies could strain management and other resources, which could adversely affect our business and financial performance.

Execution of our business strategies, particularly those relating to international growth and the pursuit of strategic transactions, could place significant demands on our management, operational systems and capital and other resources, and could be disruptive to our relationships with suppliers, distributors, customers and employees. If we are unable to effectively manage our growth, including business integration and other issues that may arise out of business combination transactions, our business, financial condition and results of operations could be materially and adversely affected.

We have not verified the results of third-party research or confirmed assumptions or judgments upon which it may be based, and the forecasted and other forward-looking information contained therein is subject to inherent uncertainties.

We refer in this prospectus supplement and other documents that we file with the SEC to historical, forecasted and other forward-looking information published by sources such as RISI, Random Lengths and the U.S. Census Bureau. We cannot guarantee the accuracy or completeness of this information, have not independently verified it and, with respect to the forecasted and forward-looking information, have not independently confirmed the assumptions and judgments upon which it is based. Forecasted and other forward looking information is necessarily based on assumptions regarding future occurrences, events, conditions and circumstances and subjective judgments relating to various matters, and is subject to inherent uncertainties. Actual results may differ materially from the results expressed or implied by, or based upon, such forecasted and forward-looking information. Accordingly, you should not place undue reliance upon the third-party information presented in this prospectus supplement, particularly where such information is forecasted or otherwise forward-looking.

Risks Relating to the Offering

You may not receive dividends on our common stock.

The agreements governing our debt restrict our ability to pay dividends on our common stock. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so. On August 4, 2008, we announced that we had suspended future payments of quarterly dividends.

The price of our common stock may be volatile.

Because our common stock is publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. Over the last 12 months, our stock price has fluctuated from a low of $1.03 per share to a high of $11.75 per share. See “Market Prices and Dividend Policy.” The market price of our common stock could be subject to significant fluctuations in response to various factors and events in addition to our financial results, including events beyond our control, such as the economic cycle, the depth and liquidity of the trading market of our common stock, and the difference between actual results and the results expected by investors and analysts. In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations may also adversely affect the market price of our common stock.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of our common stock, after deducting estimated offering expenses, of approximately $127.5 million (approximately $146.7 million if the underwriters’ option to purchase additional shares of common stock is exercised in full).

We will use the net proceeds from the offering of the shares for general corporate purposes and to repay debt, including to redeem up to 35% of our outstanding 13% senior secured notes due 2017 (“2017 Notes”). See “Capitalization.” We have the right to redeem up to 35% of the 2017 Notes at a price equal to 113% of accreted value plus accrued and unpaid interest to the date of redemption. While the actual redemption price will depend on the actual redemption date, at June 30, 2009 the redemption price per $1,000 principal amount at maturity of 2017 Notes was approximately $852.53 plus accrued and unpaid interest. From June 30, 2009 to September 15, 2009 the per diem accretion rate of the redemption price per $1,000 principal amount at maturity of 2017 Notes was approximately $0.0398.

MARKET PRICES AND DIVIDEND POLICY

Our common stock is traded on the New York Stock Exchange under the symbol “LPX.” The Dow-Jones newspaper quotation symbol for the common stock is “LaPac.” The following table sets forth the high and low sales prices of the common shares on the New York Stock Exchange and the cash dividends declared per share of common stock during the fiscal quarters indicated. On September 18, 2009, the closing price of our common stock on that exchange was $7.48 per share.

	High	Low	Cash dividend declared per common share
2009
Third quarter (through September 18, 2009)	$7.77	$3.03	—
Second quarter	$4.91	$2.25	—
First quarter	$2.50	$1.19	—

2008
Fourth quarter	$9.33	$1.40	—
Third quarter	$11.75	$7.56	—
Second quarter	$12.74	$8.45	$0.15
First quarter	$15.79	$8.38	$0.15

2007
Fourth quarter	$18.79	$13.18	$0.15
Third quarter	$20.84	$16.35	$0.15
Second quarter	$21.57	$18.59	$0.15
First quarter	$23.51	$19.22	$0.15

The agreements governing our debt restrict our ability to pay dividends on our common stock. Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so. On August 4, 2008, we announced that we had suspended future payments of quarterly dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments, restricted cash and long-term investments and capitalization as of June 30, 2009 on a historical basis and on an as adjusted basis after giving effect to the sale of our common stock and the use of proceeds therefrom, as though all such transactions occurred on June 30, 2009. This table should be read together with “Use of Proceeds,” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

We currently expect to effect the redemption of a portion of the 2017 Notes using net proceeds from this offering in late October 2009. Assuming a redemption date of October 28, 2009, the redemption price per $1,000 principal amount at maturity of 2017 Notes will be approximately $858.03 plus accrued and unpaid interest. From September 15, 2009 to March 15, 2010 the per diem accretion rate of the redemption price per $1,000 principal amount at maturity of 2017 Notes will be approximately $0.0437.

	As of June 30, 2009
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents(1)(2)(3)	$324.7	$340.7

Short-term investments	7.4	7.4

Restricted cash	39.1	39.1

Long-term investments	25.1	25.1

Debt:(4)
13% Senior Secured Notes due 2017(3)	270.6	175.9
Chilean Term Loan	39.0	39.0
8.875% Senior Notes due 2010(1)	73.4	73.4
Other	0.7	0.7

Total debt(4)	383.7	289.0

Stockholders’ equity:
Common stock(2)	116.9	134.9
Additional paid-in capital(2)	446.8	556.7
Retained earnings(5)	959.2	938.1
Treasury stock	(286.1)	(286.1)
Accumulated comprehensive loss	(71.5)	(71.5)
Total stockholder’s equity	1,165.3	1,272.1

Total capitalization	$1,549.0	$1,561.1

(1)	Does not reflect the repurchase in the third quarter of 2009 of $13.3 million of 8.875% Senior Notes due 2010.
(2)	Assumes the underwriters’ option to purchase additional shares of common stock as part of this offering is not exercised. Assumes 18,000,000 shares are issued as part of this offering at an initial price per share to the public of $7.48, and takes into account the estimated underwriter discount and estimated expenses. Does not reflect the exercise of warrants in the third quarter of 2009 resulting in the issuance of 985,096 shares of common stock.
(3)	Assumes redemption of 35% of the 2017 Notes at a price equal to 113% of accreted value plus accrued and unpaid interest to June 30, 2009. At June 30, 2009 the redemption price per $1,000 principal amount at maturity of 2017 Notes was approximately $852.53 plus accrued and unpaid interest.
(4)	Total debt amount excludes $253.3 million of limited recourse notes payable.
(5)	Reflects a non-cash charge to retained earnings of $21.1 million that would have been associated with the redemption of the 2017 Notes as of June 30, 2009.

UNDERWRITING

The Company and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., UBS Securities LLC and RBC Capital Markets Corporation are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
UBS Securities LLC
RBC Capital Markets Corporation
Total	18,000,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 2,700,000 shares from the Company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 2,700,000 additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $              per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company and its directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses. In particular, Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, serves as a lender and as syndication agent under the Company’s credit facility.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

General

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership, and disposition of shares of our common stock by a non-U.S. holder, as defined below, that acquires shares of our common stock pursuant to this offering. This discussion assumes that a non-U.S. holder will hold shares of our common stock issued pursuant to this offering as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s individual circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as gift or estate tax laws, (b) state, local or non-U.S. tax consequences, (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, controlled foreign corporations, passive foreign investment companies, broker-dealers, taxpayers who have elected mark-to-market accounting, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the United States, (d) the special tax rules that may apply to an investor that acquires, holds, or disposes of shares of our common stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction, or (e) the impact, if any, of the alternative minimum tax. Additionally, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold shares of our common stock through such entities.

This discussion is based on current provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service, the IRS, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “non-U.S. holder” means a person or entity that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates; (ii) a foreign corporation; or (iii) a foreign estate or trust. A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of shares of our common stock.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK AND IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Tax Consequences of an Investment in Shares of Our Common Stock

Distributions on shares of our common stock

If we pay cash or property distributions to non-US holders of shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain from the sale or exchange of the shares and will be treated as described under “—Gain or loss on sale, exchange or other taxable disposition of shares of our common stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder that wishes to claim the benefit of an applicable tax treaty withholding rate generally will be required to (a) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (b) if the shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. These forms may need to be periodically updated.

A non-U.S. holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to a U.S. holder and are not subject to withholding of U.S. federal income tax, provided that the non-U.S. holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such effectively connected dividends (and, if required, dividends attributable to a U.S. permanent establishment or fixed base) received by a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Gain or loss on sale, exchange or other taxable disposition of shares of our common stock

Any gain recognized by a non-U.S. holder on a sale or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), (ii) the non-US holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain conditions are met, or (iii) we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the shares, and, in the case where the shares are regularly traded on an established securities market, the non-U.S. holder holds or held (at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock. A corporation generally is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Based upon a review of our financial statements, we do not believe we are a USRPHC for United States federal income tax purposes, and in any case shares of our common stock are publicly traded so that only non-U.S. holders owning more than 5% of our common stock would be affected by such status.

Any gain recognized by a non-U.S. holder that is described in clause (i) or (iii) of the preceding paragraph generally will be subject to tax at the U.S. federal income tax rates generally applicable to a U.S. holder. Any such gains of a corporate non-U.S. holder also may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder that is described in clause (ii) of such paragraph generally will be subject to a flat 30% tax (or a lower applicable tax treaty rate) on the U.S. source capital gain derived from the disposition, which may be offset by U.S. source capital losses during the taxable year of the disposition.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each non-U.S. holder of shares of our common stock the amount of dividends paid to such holder on the shares and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting also is generally required with respect to the proceeds from sales and other dispositions of shares of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

Under some circumstances, U.S. Treasury regulations require backup withholding of U.S. federal income tax, currently at a rate of 28%, on reportable payments with respect to shares of our common stock. A non-U.S. holder generally may eliminate the requirement for information reporting (other than in respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Back-up withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

PROSPECTUS

$300,000,000

LOUISIANA-PACIFIC CORPORATION

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

We may offer from time to time to sell up to $300,000,000 of debt securities, common stock, preferred stock, either separately or represented by depositary shares, warrants and purchase contracts, as well as units that include any of these securities or securities of other entities. Such securities may be offered and sold by us in one or more offerings. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other of our securities or securities of one or more other entities. Shares of our common stock are traded on the New York Stock Exchange under the symbol “LPX.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Investing in these securities involves certain risks. See “Risk Factors” in our most recent quarterly report on Form 10-Q, which is incorporated by reference herein and, if applicable, our subsequent annual, quarterly or current reports and the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2009

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the website of the Securities and Exchange Commission or at the offices of the Securities and Exchange Commission mentioned under the heading “Where You Can Find More Information.”

Except as otherwise indicated or required by the context, references in this prospectus to the “Company,” “we,” “us” and “our” refer to Louisiana-Pacific Corporation and its subsidiaries.

ABOUT THIS PROSPECTUS

We may from time to time sell the securities in one or more offerings. This prospectus provides you with a general description of the securities. Each time we offer the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement, modify, or supersede other information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the information incorporated by reference as described below under the heading “Incorporation of Documents by Reference.”

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

LOUISIANA-PACIFIC CORPORATION

Our company, founded in 1973 and headquartered in Nashville, Tennessee, is a leading manufacturer of building products. As of December 31, 2008, we had approximately 4,700 employees. As of August 5, 2009, we owned 23 modern, strategically located facilities in the U.S. and Canada, two facilities in Chile and a 75% ownership interest in a Brazilian facility. We also operated three facilities through joint ventures, for which we are the exclusive provider of product distribution for North America. Additionally, we participate in a joint venture operation that produces cellulose insulation. Our focus is on delivering innovative, high-quality commodity and specialty building products to retail, wholesale, home building and industrial customers. Our products are used primarily in new home construction, repair and remodeling, and manufactured housing.

We operate in three segments: Oriented Strand Board; Siding; and Engineered Wood Products. In general, our businesses are affected by the level of housing starts; the level of home repairs; the availability and cost of financing; changes in industry capacity; changes in the prices we pay for raw materials and energy; changes in foreign exchange rates, primarily the Canadian dollar; and other operating costs.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov or from our website at www.lpcorp.com. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us is also available at our website at www.lpcorp.com. However, the information on our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that is part of this prospectus or any prospectus supplement that speaks as of a later date than any other information that is part of this prospectus or any prospectus supplement updates or supersedes such other information. We incorporate by reference in this prospectus the documents listed below and any documents or portions thereof that we file with the SEC after August 5, 2009 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009; and

•	Our Current Reports on Form 8-K filed on January 22, 2009, February 19, 2009, March 2, 2009, March 4, 2009, March 9, 2009, March 11, 2009 and May 12, 2009.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Corporate Affairs

Louisiana-Pacific Corporation

414 Union Street, Suite 2000

Nashville, TN 37219

(615) 986-5600

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, the documents we incorporate by reference and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are or will be based upon the beliefs and assumptions of, and on information available to, our management. Such statements include (1) statements preceded by, followed by or that include words like “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “continue” or “future” or the negative or other variations thereof and (2) other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives and the adequacy of reserves for loss contingencies.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to the following:

•	changes in general economic conditions;

•	changes in the cost and availability of capital;

•	changes in the level of home construction activity;

•	changes in competitive conditions and prices for our products;

•	changes in the relationship between supply of and demand for building products;

•	changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products;

•	changes in the cost of and availability of energy, primarily natural gas, electricity and diesel fuel;

•	changes in other significant operating expenses;

•	changes in exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, the EURO, Brazilian real and the Chilean peso;

•	prolonged illiquidity in the market for auction-rate securities held by us for investment;

•	changes in general and industry-specific environmental laws and regulations;

•	changes in tax laws, and interpretations thereof;

•	changes in circumstances giving rise to environmental liabilities or expenditures;

•	the resolution of product-related litigation and other legal proceedings; and

•	acts of God or public authorities, war, civil unrest, fire, floods, earthquakes and other matters beyond our control.

In addition to the foregoing and any risks and uncertainties specifically identified in the text surrounding forward-looking statements, any statements in the reports and other documents filed by us with the SEC that warn of risks or uncertainties associated with future results, events or circumstances identify important factors that could cause actual results, events and circumstances to differ materially from those reflected in the forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, which may include the repayment of indebtedness, working capital and capital expenditures.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer by this prospectus consist of unsecured notes, debentures, or other evidences of indebtedness of Louisiana-Pacific, which we refer to as “debt securities.” We may issue debt securities in one or more series under an indenture, dated as of April 2, 1999, between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee. A copy of the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, is incorporated herein by reference. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the indenture.

The provisions of the indenture will generally be applicable to all of the debt securities. Selected provisions of the indenture are described in this prospectus. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•	the title of the debt securities;

•	the extent, if any, to which the debt securities are subordinated in right of payment to other indebtedness of Louisiana-Pacific;

•	any limit on the aggregate principal amount of the debt securities;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payment dates;

•	the place or places where the principal of and any premium or interest on the debt securities will be payable;

•	the period or periods, if any, within which, and the price or prices at which, the debt securities may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase the debt securities pursuant to sinking fund or similar provisions and the terms and conditions of any such redemption or purchase;

•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•

the currency, currencies or currency units, if other than currency of the United States of America, in which payment of the principal of and any premium or interest on the debt securities will be payable, and the terms and conditions of any elections that may be made available with respect thereto;

•	any index or formula used to determine the amount of payments of principal of and any premium or interest on the debt securities;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the identity of the depositary, if any, for the global securities;

•	the terms and conditions, if any, pursuant to which the debt securities are convertible into or exchangeable for the common stock or other securities of Louisiana-Pacific or any other person;

•

the principal amount (or any portion of the principal amount) of the debt securities which will be payable upon any declaration of acceleration of the maturity of the debt securities pursuant to an event of default; and

•	the applicability to the debt securities of the provisions described under “—Defeasance” below.

We may issue debt securities at a discount from their stated principal amount. Federal income tax considerations and other special considerations applicable to any debt security issued with original issue discount (an “original issue discount security”) may be described in an applicable prospectus supplement.

If the purchase price of any series of the debt securities is payable in a foreign currency or currency unit or if the principal of or any premium or interest on any series of the debt securities is payable in a foreign currency or currency unit, the restrictions, elections, general tax considerations, specific terms, and other information with respect to the debt securities and the applicable foreign currency or currency unit will be set forth in an applicable prospectus supplement.

Unless otherwise indicated in an applicable prospectus supplement:

•	the debt securities will be issued only in fully registered form (without coupons) in denominations of $1,000 or integral multiples thereof; and

•

payment of principal and any premium or interest on the debt securities will be payable, and the exchange, conversion, and transfer of debt securities will be registrable, at our office or agency maintained for those purposes and at any other office or agency maintained for those purposes. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in an applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary;

•	by the depositary or any nominee of the depositary to a successor depositary or a nominee of the successor depositary; or

•	in any other circumstances described in an applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a global security will be described in an applicable prospectus supplement. We expect that the following provisions will apply to depositary arrangements.

Unless otherwise specified in an applicable prospectus supplement, any global security that represents debt securities will be registered in the name of the depositary or its nominee. Upon the deposit of a global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that are participants in such system. The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if the debt securities are offered and sold directly by us.

Ownership of beneficial interests in debt securities represented by a global security will be limited to participants in the book-entry registration and transfer system of the applicable depositary or persons that may hold interests through those participants. Ownership of those beneficial interests by participants will be shown on, and the transfer of ownership will be effected only through, records maintained by the depositary or its nominee for such global security. Ownership of such beneficial interests by persons that hold through such participants will be shown on, and the transfer of such ownership will be effected only through, records maintained by the participants. The laws of some jurisdictions require that specified purchasers of securities take physical delivery of their securities in definitive form. These laws may impair your ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in an applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have any of the debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in certificated form, and will not be considered the owners or holders of the debt securities for any purpose under the indenture. Accordingly, each person owning a beneficial interest in debt securities represented by a global security must rely on the procedures of the applicable depositary and, if the person is not a participant in the book-entry registration and transfer system of the applicable depositary, on the procedures of the participant through which the person owns its interest, to exercise any rights of an owner or holder of debt securities under the indenture.

We understand that, under existing industry practices, if an owner of a beneficial interest in debt securities represented by a global security desires to give any notice or take any action that an owner or holder of debt securities is entitled to give or take under the indenture:

•	the applicable depositary would authorize its participants to give the notice or take the action; and

•

the participants would authorize persons owning the beneficial interests through the participants to give the notice or take the action or would otherwise act upon the instructions of the persons owning the beneficial interests.

Principal of and any premium or interest on debt securities represented by a global security will be payable in the manner described in an applicable prospectus supplement. Payment of principal of and any premium or interest on debt securities represented by a global security will be made to the applicable depositary or its nominee, as the case may be, as the registered owner or the holder of the global security. None of us, the trustee, any paying agent, or the registrar for debt securities represented by a global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in those debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Certain Covenants of Louisiana-Pacific

Maintenance of Office or Agency.    We will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Paying Agents, Etc.    If we act as our own paying agent with respect to any series of debt securities, on or before each due date of the principal of or any premium or interest on any of the debt securities of that series, we will be required to segregate and hold in trust for the benefit of the persons entitled to payment a sum sufficient to pay the amount due and to notify the trustee promptly of our action or failure to act. If we have one or more paying agents for any series of debt securities, prior to each due date of the principal of or any premium or interest on any debt securities of that series, we will be required to deposit with a paying agent a sum sufficient to pay the amount due and, unless the paying agent is the trustee, to promptly notify the trustee of our action or failure to act. All moneys paid by us to a paying agent for the payment of principal of or any premium or interest on any debt securities that remain unclaimed for two years after the principal or any premium or interest has become due and payable may be repaid to us, and thereafter the holder of those debt securities may look only to us for payment thereof.

Payment of Taxes and Other Claims.    We will be required to pay and discharge, before the same become delinquent:

•	all taxes, assessments, and governmental charges levied or imposed upon us or any of our properties or any of our subsidiaries or any of their properties; and

•

all claims for labor, materials, and supplies that, if unpaid, would result in a lien on their property and have a material adverse effect on the business, assets, financial condition, or results of operations of us and our subsidiaries, taken as a whole (a “Material Adverse Effect”);

unless, in either case, the same are being contested by proper proceedings.

Maintenance of Properties.    We will be required to cause all properties used in our business and the businesses of our subsidiaries to be maintained and kept in good condition, repair and working order and to make any necessary renewals, replacements and improvements to those properties, except to the extent that the failure to do so would not have a Material Adverse Effect.

Compliance with Laws.    We will be required to, and will be required to cause our subsidiaries to, comply with all applicable laws to the extent that the failure to do so would have a Material Adverse Effect.

Existence.    We will be required to, and will be required to cause our subsidiaries to, preserve and keep in full force and effect our and their existence, charter rights, statutory rights, and franchises, except to the extent that the failure to do so would not have a Material Adverse Effect.

Restrictive Covenants.    Any restrictive covenants applicable to any series of debt securities will be described in an applicable prospectus supplement.

Events of Default

The following are Events of Default under the indenture with respect to debt securities of any series:

(1) failure to pay principal of or premium, if any, on any debt security of that series when due;

(2) failure to pay any interest on any debt security of that series when due, which failure continues for 30 calendar days;

(3) failure to make any sinking fund payment when and as due by the terms of any debt security of that series;

(4) failure to perform, or breach of, any other of our covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), which failure or breach continues for 60 calendar days after written notice thereof has been given to us as provided in the indenture;

(5) any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other of our indebtedness, the unpaid principal amount of which is not less than $25 million, which default results in the acceleration of the maturity of the indebtedness prior to its stated maturity or occurs at the final maturity thereof;

(6) specified events of bankruptcy, insolvency, or reorganization involving us; and

(7) any other Event of Default provided with respect to debt securities of that series.

Pursuant to the Trust Indenture Act of 1939, the trustee is required, within 90 calendar days after the occurrence of a default in respect of any series of debt securities, to give to the holders of the debt securities of that series notice of all uncured defaults known to it, except that:

•

in the case of a default in the performance of any covenant of the character contemplated in clause (4) above, no notice will be given until at least 30 calendar days after the occurrence of the default; and

•

other than in the case of a default of the character contemplated in clause (1), (2), or (3) above, the trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities of that series.

If an Event of Default described in clause (6) above occurs, the principal of and any premium and accrued interest on the debt securities of that series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the debt securities of that series. If any other Event of Default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul such acceleration and the consequences of such acceleration if:

•

we have paid or deposited with the trustee a sum sufficient to pay all amounts of principal of and any premium and interest on the debt securities of that series that have become due otherwise than by the declaration of acceleration; and

•	all other Events of Default have been cured or waived as described under “—Modification and Waiver” below.

Subject to the duty of the trustee to act with the required standard of care during an Event of Default, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request or direction of the holders of debt securities, unless holders of debt securities shall have offered to the trustee reasonable security or indemnity. Subject to the provisions of the indenture, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

If we default on the payment of any interest on the debt securities for a period of 30 days or default on the payment of any principal on the debt securities when due and payable and fail, upon demand for payment made by the trustee, to make the required payment, the trustee may institute a legal proceeding against us to collect any amounts determined to be payable.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder unless:

•	the holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have requested in writing that the trustee to institute a proceeding in respect of the Event of Default;

•	the holder or holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee;

•	the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written request; and

•	the trustee has failed to institute the proceeding within 60 calendar days after receipt of the written request and offer of indemnity.

However, the limitations described above do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and any premium and interest on such debt security on or after the applicable due dates for the payment of such obligations.

We are required to furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in our performance.

Any additional Events of Default with respect to any series of debt securities, and any variations from the foregoing Events of Default applicable to any series of debt securities, will be described in an applicable prospectus supplement.

Modification and Waiver

In general, modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected thereby. However, no modification or amendment of the indenture may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of, or any installment of principal of, or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, and any premium and interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity or prepayment date thereof; or

•

reduce the percentage in principal amount of outstanding debt securities of any series required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with specified covenants of the indenture. The holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default under the indenture with respect to that series, except:

•	a default in the payment of the principal of, or premium or any premium or interest on, any debt security of that series; or

•	a default of a provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Defeasance

Unless otherwise specified in a prospectus supplement applicable to a particular series of debt securities and except as described below, upon compliance with the applicable requirements described below, we:

(1) will be deemed to have been discharged from our obligations with respect to the debt securities of that series; or

(2) will be released from our obligations to comply with certain covenants described under “—Certain Covenants of Louisiana-Pacific” above and from certain prohibitions against consolidations, mergers and transfers of assets described under “—Limitations on Mergers and Other Transactions” below with respect to the debt securities of that series, and the occurrence of an event described in any of clauses (3), (4), (5) and (7) under “—Events of Default” above will no longer be an Event of Default with respect to the debt securities of that series except to the limited extent described below.

Following any defeasance described in clause (1) above, holders of debt securities of that series will have the right to receive, solely from the trust fund described below, payments of principal of and any premium and interest on those securities when those payments are due.

Following any defeasance described in clause (1) or (2) above, we will continue to have specified obligations under the indenture, including obligations to register the transfer or exchange of debt securities of the applicable series; replace destroyed, stolen, lost, or mutilated debt securities of the applicable series; maintain an office or agency in respect of the debt securities of the applicable series; and hold funds for payment to holders of debt securities of the applicable series in trust. In the case of any defeasance described in clause (2) above, any failure by us to comply with our continuing obligations may constitute an Event of Default with respect to the debt securities of the applicable series as described in clause (4) under “—Events of Defaults” above.

In order to effect any defeasance described in clause (1) or (2) above, we must irrevocably deposit with the trustee, in trust, money or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay all of the principal of and any premium and interest on the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities. In addition, among other things:

•

no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the indenture shall have occurred and be continuing on the date of such deposit;

•

no Event of Default described in clause (6) under “—Events of Default” above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (6) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

•

in the event of any defeasance described in clause (1) above, we shall have delivered to the trustee an opinion of outside counsel, stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) there has been a change in applicable federal income tax law, in either case to the effect that, among other things, the holders of the outstanding debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such deposit or defeasance had not occurred;

•	in the event of any defeasance described in clause (2) above, we shall have delivered an opinion of outside counsel to the effect that, among other things, the holders of the outstanding debt securities of such series will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred; and

•

we shall have delivered to the trustee an officer’s certificate to the effect that the debt securities of such series, if then listed on any securities exchange, will not be delisted solely as a result of such deposit.

If we fail to comply with our remaining obligations under the indenture with respect to the debt securities of the applicable series following a defeasance described in clause (2) above and the debt securities of that series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. However, we will remain liable in respect of such payments.

Satisfaction and Discharge

We, at our option, may satisfy and discharge the indenture (except for specified obligations of us and the trustee, including, among others, the obligations to apply money held in trust) when:

•	either:

(1) all of our debt securities previously authenticated and delivered under the indenture (subject to specified exceptions relating to debt securities that have otherwise been satisfied or provided for) have been delivered to the trustee for cancellation; or

(2) all of our debt securities not previously delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee, and we have deposited or caused to be deposited with the trustee as trust funds for such purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•

we have delivered to the trustee an officer’s certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the indenture have been satisfied.

Limitations on Merger and Other Transactions

Prior to the satisfaction and discharge of the indenture, we may not consolidate with or merge with or into any other person, or transfer all or substantially all of our properties and assets to another person unless:

•	either:

(1) we are the continuing or surviving person in the consolidation or merger; or

(2) the person (if other than us) formed by the consolidation or into which we are merged or to which all or substantially all of our properties and assets are transferred is a corporation organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia, and expressly assumes, by a supplemental indenture, all of our obligations under the debt securities and the indenture;

•	immediately after the transaction and the incurrence or anticipated incurrence of any indebtedness to be incurred in connection therewith, no Event of Default exists; and

•

an officer’s certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of outside counsel has been delivered to the trustee to the effect that the first condition set forth above has been satisfied.

The continuing, surviving, or successor person will succeed to and be substituted for us with the same effect as if it had been named in the indenture as a party thereto, and thereafter the predecessor person will be relieved of all obligations and covenants under the indenture and the debt securities.

Governing Law

The indenture is, and the debt securities will be, governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The indenture and the Trust Indenture Act contain specified limitations on the right of the trustee, should it become our creditor within three months of, or subsequent to, a default by us to make payment in full of principal of or interest on any series of debt securities issued pursuant to the indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any such claim as security or otherwise, unless and until such default is cured. However, the trustee’s rights as our creditor will not be limited if the creditor relationship arises from, among other things:

•	the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the trustee;

•	specified advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the indenture;

•	disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian, or paying agent or in any other similar capacity;

•	indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

•	the acquisition, ownership, acceptance, or negotiation of specified drafts, bills of exchange, acceptances, or other obligations.

The indenture does not prohibit the trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and there is an Event of Default with respect to any series of debt securities, the trustee must eliminate the conflict or resign.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $1 per share, and 15,000,000 shares of preferred stock, par value $1 per share.

Common Stock

Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available as, if and when declared by our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

Except as otherwise provided by law and subject to the voting rights of our preferred stock of any series that may be outstanding from time to time, the holders of common stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of common stock held of record by such holder on the date fixed by our board of directors as the record date for such meeting of stockholders. The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscription or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock in one or more series and to determine, with respect to any series of preferred stock, the terms and rights of the series, including, without limitation, the following:

•	The designation of and number of shares constituting such series;

•

The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

•	Whether the shares of such series shall be subject to redemption, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

•	The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

•

Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of our capital stock, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

•	The extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

•	The restrictions, if any, on the issue or reissue of any additional preferred stock;

•	The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, Louisiana-Pacific.

In connection with our stockholder rights agreement, discussed below, we designated 2,000,000 shares of our authorized preferred stock as Series A Junior Participating Cumulative Preferred Stock, par value $1 per share. We have not issued any shares of Series A Junior Participating Cumulative Preferred Stock.

Purposes and Effects of Certain Provisions of Our Restated

Certificate of Incorporation and Bylaws

General

Our restated certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of control of Louisiana-Pacific by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

We believe that the availability of the preferred stock under our restated certificate of incorporation will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Classified Board of Directors; Removable Only for Cause

Our bylaws divide our board of directors into three classes of directors, with each class serving staggered, three-year terms. In addition, our directors may be removed from office only for cause by the affirmative vote of the holders of at least 75% of our common stock. Notwithstanding the foregoing, whenever the holders of any one or more series of our preferred stock shall have the right, voting separately as a class, to elect one or more directors, the provisions described in this paragraph shall not apply with respect to the director or directors elected by such holders of preferred stock. The classification of our board of directors means that, unless directors are removed for cause, it could require at least two annual meetings of stockholders for a majority of stockholders to make a change of control of the board of directors, because only a portion of the directors will be elected at each meeting. A significant effect of a classified board of directors may be to deter hostile takeover attempts, because an acquiror could experience delay in replacing a majority of the directors. A classified board of directors also makes it more difficult for stockholders to effect a change of control of the board of directors, even if such a change of control were to be sought due to dissatisfaction with the performance our directors.

Supermajority Voting for Amending the Bylaws

Our board of directors is expressly authorized to adopt, amend or repeal bylaws of Louisiana-Pacific by a vote of two-thirds of the entire board. The stockholders may adopt additional bylaws and may amend or repeal bylaws, whether or not adopted by them, provided that the affirmative vote of the holders of at least 75% of the common stock shall be required for any such adoption of additional bylaws, amendment or repeal. The affirmative vote of the holders of at least 75% of the common stock is required to amend or repeal this restriction.

Supermajority Approval of Merger, Consolidation, or Other Business Combination

Any merger, consolidation or recapitalization, or the sale or exchange of all or substantially all the assets, of Louisiana-Pacific or any issuance of voting securities of Louisiana-Pacific (other than pursuant to employee benefit plans), shall require the affirmative vote of the holders of at least 75% of the then-outstanding shares of our common stock if a Person (as defined below) is then directly or indirectly the beneficial owner of 20% or more of the common stock; provided that such 75% voting requirement shall not be applicable with respect to any such transaction if:

•	Such Person acquired its common stock in a cash tender offer for all outstanding common stock; or

•

Such Person has no interest, direct or indirect, in such transaction other than solely as a holder of common stock so that such Person receives no extra or special benefit not shared on a pro rata basis by all holders of common stock; or

•

As a result of such transaction, the holders of common stock, other than such Person, will receive consideration for their common stock (in the same form and of the same kind as the consideration paid by such Person in acquiring the initial 20% of the common stock acquired by it) having a fair market value per share at least equal to the highest per share price (appropriately adjusted for stock splits, stock dividends and like distributions) paid by such Person for any shares of common stock acquired by it within the two-year period prior to such transaction; or

•	Such transaction was approved by two-thirds of our entire board of directors.

For the purposes of this provision, the term (i) “Person” shall have the meaning given that term under Section 2(2) of the Securities Act and Section 13(g)(3) of the Securities Exchange Act as in effect on March 8, 1983, and (ii) “beneficial owner” shall have the meaning given that term under Rule 13d-3 of the general rules and regulations under the Securities Exchange Act as in effect on March 8, 1983. The affirmative vote of the holders of at least 75% of the common stock is required to amend or repeal this restriction.

Limitation of Director Liability

Our restated certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	violations under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

These provisions in our restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders. These provisions do not limit or affect a stockholder’s ability to seek and obtain relief under federal securities laws.

No Stockholder Action by Written Consent

Our restated certificate of incorporation provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be effected by a written consent of stockholders in lieu of a meeting of stockholders. This prevents stockholders from initiating or effecting any action by written consent, thereby limiting the ability of stockholders to take actions opposed by our board of directors. The affirmative vote of the holders of at least 75% of the common stock is required to amend or repeal this restriction.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by the chairman of our board of directors or pursuant to a resolution of the board of directors and shall be called by the chairman of the board of directors at the request in writing of a majority of the board of directors. Business transacted at a special meeting of the stockholders shall be confined to the purpose or purposes of the meeting as stated in the notice of the meeting.

Stockholder Rights Agreement

On May 23, 2008, our board of directors adopted a stockholder rights agreement (the “Rights Agreement”) between us and Computershare Trust Company, N.A., as rights agent, and declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, payable to stockholders of record at the close of business on June 6, 2008 (the “Record Date”). The Rights Agreement provides that each share of common stock issued after June 6, 2008 and prior to the time that the Rights expire, are redeemed or become exercisable (whichever occurs first) will be accompanied by one Right. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock, par value $1 per share, of Louisiana-Pacific (the “Preferred Shares”), at a price of $100.00 per one one-hundredth of a preferred share (the “Purchase Price”), subject to adjustment.

Until the earlier to occur of (i) 10 days following the date of a public announcement (the “Shares Acquisition Date”) that a person or group of affiliated or associated persons (an “Acquiring Person”) have acquired beneficial ownership of 15% or more of the shares of outstanding common stock or (ii) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the shares of outstanding common stock (the earlier of such dates being the “Distribution Date”), the Rights will be evidenced, (i) with respect to any share of common stock certificates outstanding as of the Record Date, by such common stock certificate, and (ii) with respect to any uncertificated common stock outstanding as of the Record Date, by registration of the common stock in our share register in the names of the holders thereof.

The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the shares of common stock. Until the earliest of the Distribution Date, date, if any, on which the Rights are redeemed (the “Redemption Date”) and June 6, 2018 (the “Final Expiration

Date”), new common stock certificates, if any, issued after the Record Date upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or the earlier of the Redemption Date and the Final Expiration Date), the surrender for transfer of any certificates for common stock outstanding as of the Record Date will also constitute the transfer of the Rights associated with the common stock represented by such certificate, and the registration of transfer of ownership of any uncertificated common stock outstanding as of the Record Date will also constitute the transfer of the Rights associated with such common stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the shares of common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on the Final Expiration Date unless the Rights are earlier redeemed or exchanged, in each case, as described below. The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares; (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares (or shares having the same rights, privileges and preferences as the Preferred Shares) at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares; or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness, assets, cash or stock (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights, options or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Preferred Share will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of common stock.

In the event that Louisiana-Pacific is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will be void), will thereafter have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the board of directors may exchange the Rights (other than Rights owned by such person or group which will be void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a Preferred Share (or of a share of a class or series of the company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made.

At any time prior to the later of the Shares Acquisition Date and the Distribution Date, the board of directors may redeem the Rights, in whole but not in part, at a price of $.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time on such basis with such conditions as the board of directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price, without interest thereon.

The stock ownership percentages referred to in the Rights Agreement are based upon beneficial ownership (as defined in the Rights Agreement), which includes, among other things, certain derivative or synthetic arrangements having characteristics of a long position in the common stock.

The terms of the Rights may be amended by the board of directors without the consent of the holders of the Rights or shares of common stock.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Louisiana-Pacific, including, without limitation, the right to vote or to receive dividends.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

•

at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional shares of preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, preferred stock, depositary shares, or any combination thereof, with or without the payment of separate consideration therefor (including by means of a dividend or similar distribution to holders of our outstanding securities). We may issue warrants independently or together with any other securities offered by a prospectus supplement. Warrants may be attached to or separate from such securities and may or may not be transferrable. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. In connection with any warrants, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriters will agree to purchase any securities underlying such warrants that remain unpurchased upon the expiration of such warrants.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	the title of the warrants, which may be denominated as share purchase rights or subscription rights;

•	the aggregate number of the warrants;

•	the price or prices, if any, at which the warrants will be issued;

•	the extent to which the warrants are not transferrable;

•	the designation, number or principal amount and terms of the debt securities, common stock, preferred stock, and/or depositary shares purchasable upon exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are issued and the number of warrants issued with each security;

•	the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

•	whether the warrants will be issued in registered form or bearer form;

•	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	the identity of the warrant agent;

•	the maximum or minimum number of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material federal income tax considerations; and

•	in connection with warrants denominated as subscription rights, the extent of any over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting arrangement entered into by us in connection with any warrants;

•	any other terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of our common stock or preferred stock, depositary shares, warrants or other property. The price per share of preferred stock or common stock or price of other securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a specified manner that we will file with the SEC in connection with a public offering relating to the purchase contracts.

The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•

whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

DESCRIPTION OF UNITS

We may issue units comprising one or more securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date.

The applicable prospectus supplement will describe the terms of any units in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio or deficiency of earnings to fixed charges for the periods indicated:

	Six Months Ended June 30, 2009	Year Ended December 31,
		2008	2007	2006		2005		2004
	(dollars in millions)
Consolidated ratio of earnings to fixed charges	—	—	—	4.0	x	10.0	x	10.6	x
Consolidated deficiency of earnings to fixed charges	$48.8	$700.4	$233.4	—		—		—

For purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes and equity in loss or earnings of unconsolidated affiliates plus distributed earnings from unconsolidated affiliates, fixed charges and amortization of interest capitalized minus interest capitalized. “Fixed charges” consist of interest expense, including amortization of discounts and debt issuance costs, and interest capitalized. Earnings were insufficient to cover fixed charges by $48.8 million for the six months ended June 30, 2009, $700.4 million for the year ended December 31, 2008 and $233.4 million for the year ended December 31, 2007. We have not had any preferred stock outstanding during the last five years and therefore have not paid any dividends on preferred stock, which has resulted in our consolidated ratio of earnings to combined fixed charges and preferred stock dividends being the same as our consolidated ratio of earnings to fixed charges, or our consolidated deficiency of earnings to combined fixed charges and preferred stock dividends being the same as our consolidated deficiency of earnings to fixed charges, as applicable, for each of the above periods.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	Directly to investors, including through a specific bidding, auction or other process;

•	To investors through agents;

•	Directly to agents;

•	To or through brokers or dealers;

•	To the public through underwriting syndicates led by one or more managing underwriters;

•	To one or more underwriters acting alone for resale to investors or to the public; or

•	Through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	The name or names of any underwriters, dealers or agents;

•	The purchase price of the securities and the proceeds to us from the sale;

•	Any over-allotment options under which the underwriters may purchase additional securities from us;

•	Any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	Any public offering price;

•	Any discounts or concessions allowed or reallowed or paid to dealers; or

•	Any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered by the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The accompanying prospectus supplement will include information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the accompanying prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

CERTAIN LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Jones Day or by counsel named in the applicable prospectus supplement. If legal matters in connection with particular offerings of the securities in the future are passed upon by counsel to the underwriters, dealers or agents, if any, such counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

18,000,000 Shares

Louisiana-Pacific Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Sole Bookrunner

Goldman, Sachs & Co.

Co-Managers

UBS Investment Bank             RBC Capital Markets